Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-3 of MicroVision, Inc. of our report dated April 21, 2026, relating to the carved out and combined financial statements of the Luminar Light Detection and Ranging Business of Luminar Technologies, Inc. (which report expresses an unmodified opinion and includes emphasis of matter paragraphs relating to a going concern uncertainty and bankruptcy-related debt accounting), appearing in the Current Report on Form 8-K/A dated February 3, 2026, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Seattle, Washington

June 12, 2026